PERMANENT PORTFOLIO FAMILY OF FUNDS

FORM N-CSR

Exhibit 12(a)(1)

PERMANENT PORTFOLIO FAMILY OF FUNDS

CODE OF ETHICS FOR EXECUTIVE OFFICERS

I.	Covered Officers; Purpose of the Code

This code of ethics (“Code”) shall apply to the President and Treasurer (“Covered Officers”) of Permanent Portfolio Family of Funds (“Trust”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with or submits to the Securities and Exchange Commission (“SEC”), and includes in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•	accountability for adherence to this Code.

Each Covered Officer shall adhere to a high standard of business ethics and shall be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” shall occur when a Covered Officer’s private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

Certain conflicts of interest may arise out of the relationships between Covered Officers and the Trust and are already subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (“1940 Act”), and the Investment Advisers Act of 1940, as amended (“Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust’s and its investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code shall not, and is not intended to, repeat or replace these programs and procedures, and such conflicts of interest shall fall outside of the parameters of this Code.

PERMANENT PORTFOLIO FAMILY OF FUNDS

FORM N-CSR

Exhibit 12(a)(1)

Although typically not presenting an opportunity for improper personal benefit, conflicts of interest may arise from or as a result of the contractual relationship between the Trust and its investment adviser, of which the Covered Officers may also be officers or employees. As a result, this Code shall recognize that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that may have different effects on the investment adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and its investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities shall be deemed to have been handled ethically.

Other conflicts of interest may be covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under this Code; however, Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer shall not be placed improperly before the interest of the Trust.

Each Covered Officer shall:

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not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

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not use material, non-public, knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	report at least annually any affiliations or other relationships related to conflicts of interest in accordance with the Trust’s trustees and officers questionnaire.

There are some conflict of interest situations that should always be discussed with the Trust’s legal counsel if material. Examples of these include:

•	service as director on the board of directors of any public or private company;

•	the receipt of any non-nominal gifts;

PERMANENT PORTFOLIO FAMILY OF FUNDS

FORM N-CSR

Exhibit 12(a)(1)

•

the receipt of any entertainment from any company with which the Trust has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, principal underwriter, or any affiliated person thereof; and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

Each Covered Officer shall:

•	familiarize himself with the disclosure requirements generally applicable to the Trust;

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not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s trustees and auditors, and to governmental regulators and self-regulatory organizations;

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to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and its investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with or submits to the SEC, and includes in other public communications made by the Trust; and

•	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting Accountability

Each Covered Officer shall:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Trust’s Board of Trustees that he has received, read and understands this Code;

PERMANENT PORTFOLIO FAMILY OF FUNDS

FORM N-CSR

Exhibit 12(a)(1)

•	annually thereafter affirm to the Trust’s Board of Trustees that he has complied with the requirements of this Code;

•	not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

•	promptly notify the Audit Committee (“Committee”) if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Committee shall be responsible for applying this Code to specific situations in which questions are presented under it, and shall have the authority to interpret this Code in any particular situation. Any approvals or waivers sought by Covered Officers shall also be considered by the Committee.

The Trust shall follow these procedures in investigating and enforcing this Code:

•	the Committee shall take all appropriate action to investigate any potential violations reported to it;

•	if after such investigation the Committee believes that no violation has occurred, no further action is required;

•

if the Committee believes that a violation has occurred, it shall inform and make a recommendation to the Trust’s Board of Trustees, which will then consider appropriate action(s) to be taken, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser; or a recommendation to dismiss the Covered Officer;

•	the Committee shall be responsible for granting waivers as appropriate; and

•	any changes to or waivers of this Code shall, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust’s investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they shall be superseded by this Code to the extent that they overlap or conflict with the provisions of this

PERMANENT PORTFOLIO FAMILY OF FUNDS

FORM N-CSR

Exhibit 12(a)(1)

Code. The Trust’s and its investment adviser’s code of ethics adopted pursuant to Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code shall be approved or ratified by a majority vote of the Trust’s Board of Trustees, including a majority of the Trust’s independent trustees.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Trust, its Board of Trustees, its legal counsel, its investment adviser, and legal counsel to the Trust’s independent trustees.

VIII.	Internal Use

This Code is intended solely for the internal use of the Trust and shall not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Adopted by Trust: September 21, 2015